Exhibit 10.11

DEVELOPMENT MANAGEMENT AGREEMENT

among

LARKSPUR LAND 8 OWNER, LLC,

TNHC REALTY AND CONSTRUCTION, INC.

and

THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC

Dated as of June 30, 2011

DEVELOPMENT MANAGEMENT AGREEMENT

THIS DEVELOPMENT MANAGEMENT AGREEMENT (this “Agreement”) is dated as of June 30, 2011, by and among LARKSPUR LAND 8 OWNER, LLC, a Delaware limited liability company (the “Owner”), TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“TRC”), and THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC, a Delaware limited liability company (the “Administrative Member”, and together with TRC, shall be collectively known as the “Manager”).

R E C I T A L S

A.        The Owner is a wholly owned subsidiary of Larkspur Land 8 Investors, LLC, which is comprised of MFCI8 Larkspur Land, LLC, a Delaware limited liability company, and the Administrative Member as members pursuant to that certain Limited Liability Company Agreement of Larkspur Land 8 Investors, LLC dated as of June 30, 2011 (“Joint Venture Agreement”).

B.        The Owner owns the Real Property, as hereinafter defined, consisting of approximately 16.8 gross acres located in the City of Larkspur, County of Marin, California, together with all appurtenances thereto.

C.        The Owner contemplates developing the Real Property to create approximately eighty-five (85) finished lots which may be developed as an approximate eighty-five (85) residential unit project in multiple phases consisting of twenty-nine (29) single-family detached homes, six (6) cottage-style homes and fifty (50) senior units, comprised of forty-two (42) condominium units and eight (8) cottage-style homes, or sold as finished lots to one or more merchant builders.

D.        The Owner desires to utilize the expertise of the Manager to manage the Real Property and the design, entitlement, development, construction, marketing and sale thereof, and the Manager is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Owner and the Manager hereby agree as follows, intending to be legally bound:

Section 1.  Definitions.

1.1.  Defined Terms.

“Affiliate” has the meaning set forth in the Joint Venture Agreement.

“Administrative Member” has the meaning set forth in the Recitals.

“Budget” means, at any time, the then current Budget (as defined in the Joint Venture Agreement).

“Capital Contributions” has the meaning set forth in the Joint Venture Agreement.

“Consultant License and Agreement” means that certain written license and agreement required to be obtained by the LHP Parties and delivered to the Administrative Member pursuant to the LHP Settlement Agreement with respect to each consultant or vendor who prepared any applications, entitlements, permits, licenses, agreements, service contracts, designs, proposals, plans or other work product contemplated by the LHP Settlement Agreement or who was otherwise engaged by any of the LHP Parties with respect to the Real Property.

“Development Agreement” means that certain Development Agreement dated as of March 17, 2010 between the City of Larkspur and Larkspur Housing Partners, LLC and approved by the City Council of the City of Larkspur as Ordinance No. 973 for the development of eighty-five (85) residential dwelling units on the Real Property together with an approximately 2.43-acre community facility/park site and certain streets, landscaped areas, open space areas, and creek setback and buffer areas, as it may be amended and assigned from time to time.

“Development Management Fee” has the meaning set forth in Section 5.2.

“Executive Committee” has the meaning set forth in the Joint Venture Agreement.

“Final Approval of All Required Land Use Approvals” means the final approval by all resource agencies and governmental agencies with jurisdiction over the Project of the Required Land Use Approvals and expiration without appeal of all applicable appeal periods or if appealed the entry of a final judgment affirming the validity of the Required Land Use Approvals.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Improvements” means all improvements to the Real Property to be made as part of the Project.

“IRR” has the meaning set forth in the Joint Venture Agreement.

“Joint Venture” means Larkspur Land 8 Investors, LLC, a Delaware limited liability company, which is the sole member of the Owner.

“Joint Venture Agreement” has the meaning set forth in the Recitals.

“LHP Parties” means Larkspur Housing Partners, LLC, a California limited liability company, New Cities Land Company, Inc., a California corporation, Sunstar Properties, Inc., a California corporation, Lee Newell and Stephen Seely.

“LHP Settlement Agreement” means that certain settlement agreement dated as of June 7, 2011 between the LHP Parties and Administrative Member and each related Consultant License and Agreement with respect to potential claims regarding the Real

Property, including without limitation any claims associated with any applications, entitlements, permits, licenses, agreements, service contracts, designs, proposals, plans and other work product prepared by or for the LHP Parties or in connection with the entitlement and pre-development of the Real Property, as amended, modified or supplemented from time to time.

“Manager” has the meaning set forth in the introductory paragraph to this Agreement.

“Member” has the meaning set forth in the Joint Venture Agreement.

“Operating Plan” means, at any time, the then current Operating Plan (as defined in the Joint Venture Agreement).

“Owner” has the meaning set forth in the introductory paragraph to this Agreement.

“Owner’s Determination” has the meaning set forth in Section 3.2.

“Person” has the meaning set forth in the Joint Venture Agreement.

“Plans and Specifications” has the meaning set forth in Section 3.2(j).

“Project” means obtaining Final Approval of All Required Land Use Approvals, the satisfaction of all conditions of approval of all Required Land Use Approvals, the completion of rough and finished grading, installation of all required utility lines and infrastructure and construction and installation of all required public and private roads and traffic improvements, and the design, entitlement, development, construction, marketing, management and sale of eighty-five (85) residential units, consisting of twenty-nine (29) single-family detached homes, six (6) cottage-style homes and fifty (50) senior units, comprised of forty-two (42) condominium units and eight (8) cottage-style homes, on the Real Property.

“Project Sell-Out” means the sale of the last residential unit in the Project.

“Real Property” has the meaning set forth in the Joint Venture Agreement and includes the land more particular described on Exhibit “A” attached hereto and incorporated by reference herein.

“Required Land Use Approvals” has the meaning set forth on Exhibit “B” attached hereto and incorporated by reference herein.

1.2.  Terms Generally.

Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and

Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

1.3.  Relationship of the Parties.

TRC acknowledges that it is an Affiliate of the Administrative Member, an indirect owner of the Owner and the sponsor of the Project and as a result, TRC and Administrative Member have access to confidential and proprietary information of Owner. Any default under this Agreement by Manager shall be deemed a default by both TRC and Administrative Member.

Section 2.  Project Scope.

It is currently contemplated that the Project will consist of two horizontal phases consisting of demolition, mass and rough grading and horizontal infrastructure such as roads and utility lines and multiple phases of vertical improvements, the first of which shall consist of construction of approximately six (6) model units.

Section 3.  Management of the Project.

3.1.  Scope of Management Services.

Subject to Sections 3.2 and 9(b) and the other provisions of this Agreement and the Joint Venture Agreement, the Owner hereby engages the Manager to act as the manager of the Project during the term of this Agreement, and the Manager hereby accepts such engagement. Except as otherwise provided herein or in the Joint Venture Agreement, the overall management and control of the Project shall be under the direction of the Manager, subject to Sections 3.2 and 9(b). The Manager shall devote such time and effort in connection with such engagement as may be necessary to perform its obligations and responsibilities hereunder. In carrying out its obligations under this Agreement, the Manager shall perform the following activities (in each case subject to such modifications as Owner may reasonably determine to be appropriate under the circumstances and subject to availability of funds required to satisfy third party obligations):

(a)  The Manager shall negotiate in the name of and on behalf of the Owner (provided that the Owner solely shall have the power to execute) any agreements for architectural, engineering, testing or consulting services for the Project as requested by Owner, and any agreements for the construction of any of the Improvements or for the furnishing of any supplies, materials, machinery or equipment, and upon Owner’s approval shall have the authority to terminate such agreements, pursuant to the terms thereof, and enter into substitute agreements, if appropriate under the circumstances, and the Manager shall oversee the administration of the foregoing agreements;

(b)  The Manager shall establish and implement commercially reasonable and appropriate administrative and financial controls for the Project;

(c)  The Manager shall oversee the coordination and administration of the engineers, architects, general contractors, contractors, subcontractors, professionals and consultants employed in connection with the design, entitlement, development, construction, marketing and sale of the Project;

(d)  The Manager shall maintain in full force and effect the Required Land Use Approvals set forth on Exhibit “B” attached hereto, including, but not limited to the CLASP, EIR, Preliminary Development Plan, Mitigated Negative Declaration, CEQA Addenda, Statement of Overriding Considerations, Preliminary Development Plan Amendment, Precise Development Plan, Tentative Map, Design Review, Senior Housing Use Permit, Circulation Assessment Permit, Archeological Investigation Permit, Phase I, Draft Phase I, Health Risk Assessment, 1602 Permit, Treatment Plan, RAW, FRAIP, Development Agreement and LHP Settlement Agreement;

(e)  The Manager shall use diligent efforts to obtain and shall comply with and maintain the Required Land Use Approvals set forth on Exhibit “B” attached hereto, including, but not limited to the Demolition Permit, Rough Grading Permit, Final Subdivision Map, 404 Permit, Extension of 1602 Permit, BAAQMD Permit, Larkspur Creek Restoration Plans, Heritage Tree Removal Permit, DTSC Voluntary Cleanup Agreement, Site Mitigation Programs, NAHB Survey, Waste Management Plan, Traffic Control Plan, revised Rough Grading and Surcharge Plans, Archeological Subsurface Testing Program, Siphon Replacement Project Construction and Financing Agreement with Ross Valley Sanitary District, Larkspur Isle HOA Doherty Drive Boardwalk Realignment Agreement, Larkspur School District Doherty Drive Boardwalk Realignment Agreement, City of Larkspur Affordable Housing Agreements, Assignment of Treatment Plan, CC&R’s, Landscape Plan, Subdivision Improvement Plan, Subdivision Improvement Agreement, Fire Hydrant Installation Plans, Street name approval, Erosion Control Plan, Geotechnical reports, Acoustical evaluation, Health and Safety Plan and Hazardous Materials Remediation Plans;

(f)  The Manager shall comply with all terms and conditions applicable to the Owner or the Project contained in any insurance policy affecting or covering the Project or in any surety bond obtained in connection with the Project;

(g)  The Manager shall keep the Owner informed of the progress of the Project, including the preparation of such reports as are provided for herein, are required by the Required Land Use Approvals or as may reasonably be requested by the Owner;

(h)  The Manager shall supervise the progress of the Project, including verification of the materials and labor being furnished in connection with the construction of the Improvements so as to be fully competent to approve or disapprove requests for payment made by the engineer and the general contractor for a particular phase of the Project, or by any other Persons with respect to the design and/or construction of the Improvements;

(i)  The Manager shall prepare such reports regarding the progress of the Required Land Use Approvals, each phase of the Project and cost of each phase of the Project as the Owner may reasonably request. On a monthly basis, or otherwise as agreed to by the Owner, the Manager shall submit progress reports showing percentages of completion on Required Land Use Approvals, construction of horizontal infrastructure and construction of each phase of vertical improvements and other information required by the Owner;

(j)  The Manager and Owner shall obtain and maintain in full force and effect insurance coverage set forth in Exhibit “C” attached hereto and incorporated herein with respect to the Project, the Owner, the Joint Venture, the Manager, and their respective employees, officers, directors, managers, members, shareholders and partners as may be prescribed by the Owner;

(k)  The Manager shall assemble and retain all contracts, agreements and other records and data as may be necessary to carry out the Manager’s functions hereunder or otherwise to execute the Project; provided, however, the Manager shall not enter into any such contracts or agreements without obtaining the prior written consent of Owner;

(l)  The Manager shall cause the general contractor or subcontractors to, accomplish the timely completion of each phase of the Improvements in accordance with the construction contracts, construction schedules and Budget and Operating Plan as in effect from time to time;

(m)  The Manager shall notify the Owner promptly of any lawsuits, condemnation proceedings, rezoning or other governmental order or action or any threat thereof that becomes known to the Manager that might adversely affect the Project, any required Land Use Approvals or any interest of the Owner therein;

(n)  The Manager shall supervise all utility contracts, in accordance with the Budget and Operating Plan, including for electricity, fuel, water, telephone, or rubbish hauling, and other similar services;

(o)  The Manager shall hire and retain solely as employees of the Manager and not as employees of the Owner, such personnel as the Manager reasonably determines is necessary or desirable to perform properly the Manager’s functions and obligations hereunder. Such employees’

compensation, retention and performance shall be determined by the Manager in its sole discretion. The compensation and other cost of such employees shall be the Manager’s cost unless provided in this Agreement, the Joint Venture Agreement or the Budget. The Manager shall be responsible for complying with all laws and regulations and collective bargaining agreements affecting such employment, including the provision of any benefits or compensation required by statute or contract, provided that the Manager shall not enter into any collective bargaining agreement or employment contract affecting the benefits or compensation of such employees without the prior approval of the Owner, with such approval to be in the sole and absolute discretion of the Owner;

(p)  The Manager shall notify the Owner’s general liability insurance carrier and the Owner of any personal injury or property damage occurring to or claimed by any third party on or with respect to the Project and forward to the carrier any summons, subpoena, or other like legal document served upon the Manager relating to actual or alleged potential liability of the Owner or the Manager, with copies to the Owner of all such documents;

(q)  The Manager shall comply with all laws, ordinances, orders, rules, regulations and requirements from time to time in effect of all federal, state and local governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction over the Project or the Manager’s obligations hereunder or any other governmental agency and resource agency having jurisdiction over the Project, including the City of Larkspur, Marin County, California Department of Fish & Game, Regional Water Quality Control Board, U.S. Army Corp of Engineers, Department of Toxic Substances Control, Ross Valley Sanitary District, Bay Area Air Quality Management District, Central Marin Sanitation Agency and California Department of Real Estate. The Manager shall provide Owner with copies of any notice of alleged violation of such laws received by the Manager;

(r)  The Manager shall perform on behalf of the Owner any and all other services and responsibilities of the Manager which are set forth in any other provision of this Agreement or which are reasonably requested by the Owner with respect to the design, entitlement, development, construction, marketing, management and sale of the Project pursuant to this Agreement and which are within the general scope of the services of the Manager described herein;

(s)  The Manager shall meet with the Owner at such times as the Owner may reasonably request to review progress of the Project, to provide directions to the Manager consistent with this Agreement or review any other matter related to the Project or the services performed by the Manager hereunder;

(t)  Upon commencement of the marketing of any lots or residential units, Manager shall track the status of all such sales and escrows at the Project. Within three (3) business days after the end of each calendar week, Manager shall deliver to Owner (in the form requested by Owner, or if Owner has not requested a particular form, then in a form reasonably acceptable to Owner), a sales and inventory report showing for the previous week construction starts, standing inventory, sales opened, sales closed, sales cancelled, sales prices, the cost of all discounts, upgrades and other sales incentives or concessions, reservations, sales traffic information, releases, contingent status, estimated and actual closing dates, referral/broker cooperation fees and Unit start dates. The last weekly report for each calendar month shall include a monthly summary of such items;

(u)  Within seven (7) business days after the closing of the sale of each Unit, Manager shall deliver to Owner a closing statement prepared by the applicable escrow holder relating to the sale of any lot or residential unit;

(v)  Manager shall prepare and submit to Owner a budget for the marketing, sales and California Department of Real Estate (“DRE”) related activities and materials, which budget shall (i) allocate in reasonable detail the anticipated costs and expenses that Manager reasonably believes will be incurred in connection with the various marketing, sales and DRE-related activities and materials, including, without limitation, any and all escrow fees and costs incurred in connection with the sale of any lot or residential unit, (ii) include recommended control mechanisms and (iii) be subject to the approval of Owner pursuant to the terms of the Joint Venture Agreement;

(w)  In conjunction with the marketing of lots or residential units, Manager shall obtain (or cause to be obtained) and maintain any and all business licenses and permits required for the Project, including, without limitation, the Preliminary Report and Final Public Report required by the DRE.

(x)  Manager shall prepare all disclosure information that Owner is or may be obligated to impart to purchasers of lots or residential units that is or may be considered relevant to the purchaser’s buying decision and/or the value of such lots or residential units, including, without limitation, the following: known environmental hazards; unusual uses and/or zoning of nearby or adjoining parcels; and/or improvement and/or assessment districts (including but not limited to Mello-Roos districts) that have or may have a fiscal impact on the Project and which are in addition to normal property taxes. Without limiting the generality of the foregoing, Manager shall provide all disclosure forms and reports that may be required in order to comply with Civil Code Section 1103, et seq., pertaining to natural hazard disclosures, if and as applicable; and

(y)  Manager shall recommend in writing for Owner’s approval a detailed marketing program for the Project that includes, without limitation, recommendations regarding all advertising, public relations and other marketing support as may be advisable in Manager’s reasonable business judgment with respect to the Project.

3.2.  The Owner’s Determinations.

Notwithstanding Section 3.1, Section 3.3 or any other provision of this Agreement, no action shall be taken, sum expended, decision made or obligation incurred by the Manager with respect to any matter within the scope of the actions enumerated below (each of such being referred to hereinafter as an “Owner’s Determination”), in each case unless otherwise approved or ratified by Owner, subject to Section 9(b). The Owner’s Determinations are as follows:

(a)  The acquisition of any additional real property or interest therein on behalf of the Owner;

(b)  The entering into of any agreement on behalf of the Owner for the financing of any part of the Project, including but not limited to the financing of the acquisition of the Real Property, interim and permanent financing of any or all of the Improvements and refinancing of any of the foregoing;

(c)  The mortgaging or the placing of any other encumbrance on the Real Property, Project or any portion thereof;

(d)  The approval of each Budget and Operating Plan or the taking of any action which deviates from the Budget and Operating Plan (unless and to the extent that the Administrative Member would be permitted to authorize such deviation pursuant to the Joint Venture Agreement);

(e)  The sale or other transfer, or the entering into of any agreement on behalf of the Owner for the sale or other transfer of all or any portion of the Real Property;

(f)  The settling of any claims, suits, debts, demands or judgments against the Owner, the Joint Venture, any Member or the Real Property; or the retention of counsel for the Owner or the institution or defense of any legal action on behalf of the Owner;

(g)  The entering into of any agreement on behalf of the Owner for the purchase, sale or other transfer of, or the mortgaging or the placing of any other encumbrance on, any properties other than the Real Property;

(h)  The commencement of construction of any phase of the Improvements or the making of any capital improvements, repairs, alterations or changes in, to or of the Project except as may be contemplated by the Budget and Operating Plan;

(i)  The entering into separate contracts with licensed contractors for different phases or components of the construction and development of the Project;

(j)  The initial approval of any plans and specifications (“Plans and Specifications”) for any material Improvements;

(k)  Any act or transaction outside the ordinary course of the Manager’s duties under this Agreement or outside the ordinary course of the Owner’s business; and

(l)  Any other act or transaction designated by the Owner as an “Owner’s Determination” for purposes of this Agreement and with respect to which the Owner has notified the Manager, including without limitation all Major Decisions under the Joint Venture Agreement.

3.3.  Construction Services.

In addition to the duties set forth in Section 3.1, TRC shall serve as the general contractor for the Project pursuant to an agreement between Owner and Construction Manager as Constructor, in the same form entered into by TRC and LR8 Owner, LLC for the Lambert Ranch development modified, as necessary, to be consistent with this Agreement and the Joint Venture Agreement. Notwithstanding anything to the contrary contained herein, unless Owner enters into a separate contract with a licensed contractor for a discrete component of work on the Project, all construction activities on the Project requiring a contractor’s license shall be performed by TRC and not the Administrative Member. Therefore all obligations of the Manager under this Agreement that require a California Contractors license shall be performed solely by TRC and all references to “Manager” with respect to those obligations shall be deemed references solely to TRC.

Section 4.  Budget, Operating Plan, Revenues and Expenses.

4.1.  Updates of Budget and Operating Plan.

TRC shall be responsible for assisting the Administrative Member in preparing and submitting to the Owner for the approval of the Executive Committee recommendations and explanations of any proposed updates to the Budget and Operating Plan. Representatives of TRC shall be made available to meet with the Administrative Member of the Joint Venture and the members of the Executive Committee of the Joint Venture to discuss any such proposed updates.

4.2.  Revisions of Plans and Specifications.

After the initial Plans and Specifications for any phase of the Improvements are approved by the Owner, the Manager may from time to time approve modifications thereto, provided the modifications are consistent with the Budget and Operating Plan. All Plans and Specifications and any revisions thereto shall be consistent with any applicable zoning and other governmental codes and regulations applicable to the development of the Project, including all Required Land Use Approvals.

4.3.  Revenue and Expenses.

The Owner shall be responsible for providing all funds necessary to complete the Project. Except for costs that are specifically stated to be the Manager’s sole responsibility under this Agreement, all costs and expenses related to the work, activities and other matters managed by Manager under this Agreement and that are approved by Owner or included within the Budget and Operating Plan shall be Project costs and the sole responsibility of Owner. All draws on any construction funding shall be made by the Owner only, and such draws and all other revenues of the Project shall be payable only to the Owner and paid only to the Owner for deposit into a bank account(s) established for the Project by the Owner. All expenses of the Project shall be payable by the Owner only, who shall be the only authorized signatory with respect to the Project’s bank account(s). The Manager shall cause all invoices or other appropriate documents with respect to the expenses of the Project to be presented to the Owner. The term “Owner” means the Owner or the Owner’s authorized representative. The Owner’s initial authorized representative shall be Marcus L. Scroggins.

Section 5.  Management Personnel; Development Management Fee.

5.1.  Management Personnel.

The Manager shall provide personnel for the conduct of development and entitlement of the Project and as may be needed for the orderly and expeditious operations of the Project. Such personnel, who may be located both on-site and off-site, shall be employees of the Manager only. The compensation and other cost of such employees shall be the Manager’s cost unless provided in this Agreement, the Joint Venture Agreement or the Budget. The Owner shall provide all on-site office facilities, including telephones and other office equipment, as may be necessary and appropriate in connection with the operations of the Project. The Owner shall be responsible for all hard and soft costs associated with the development of the Real Property, except that the Manager shall be responsible for paying the costs of the project manager and on-site project supervisors and administrative personnel and other employees of Manager; provided, however, Owner shall reimburse Manager monthly within thirty (30) days after receipt of a detailed invoice itemizing all such costs for which Manager is seeking reimbursement for such additional employees which dedicate one hundred percent (100%) of their time to the Project and the retention of whom and cost of whom are included within the Budget and Operating Plan that has been approved by the Executive Committee. The Owner shall not have any obligation to pay or reimburse the Manager or for any of its general overhead expenses.

5.2.  Development Management Fee.

For the performance of the Manager’s services under this Agreement, the Owner shall pay the Manager the following management fee (the “Development Management

Fee”) and the Manager shall be able to allocate the same as it deems appropriate between TRC and the Administrative Member and other Affiliates as it determines in its sole discretion:

(a)  one percent (1%) of the gross sales revenue of the Project, based upon the projected gross sales revenue, to be paid in equal monthly installments during the period of horizontal development of the Project, based upon the anticipated schedule for horizontal development of twenty-five (25) months commencing upon commencement of the mass grading or soil remediation work. Upon the completion of Project Sell-Out, the fee shall be recalculated based upon the actual gross sales revenue of the Project and subject to reconciliation between the Owner and the Manager;

(b)  one percent (1%) of the gross sales revenue of the Project, based upon the projected gross sales revenue, to be paid in equal monthly installments during the period of vertical development of the Project, based upon the anticipated schedule for vertical development of twenty-seven (27) months commencing upon the commencement of construction of the model homes. Upon the completion of Project Sell-Out, the fee shall be recalculated based upon the actual gross sales revenue of the Project and subject to reconciliation between the Owner and the Manager; and

(c)  one percent (1%) of the gross sales revenue from each home sold at the Project, payable upon the close of escrow of each home; provided, however that this portion of the Development Management Fee will be deferred if at any time the Budget and Operating Plan projects that the Project will produce less than a 15% IRR on Capital Contributions until such time as the Budget and Operating Plan projects a 15% IRR on Capital Contributions.

(d)  The Budget and Operating Plan may be reviewed on a quarterly basis to make the deferral determination under Section 5.2(c). Each component of the Management Fee shall be subject to reconciliation and adjustment if changes to the projected gross sales revenue in the Budget and Operating Plan are approved by Owner and also within thirty (30) days after Project Sell-Out.

Section 6.  Term/Termination.

6.1.  Term/Termination by Owner.

The term of this Agreement shall commence on the date hereof and shall continue through the Warranty Period, unless sooner terminated by mutual written agreement of the parties; provided, however, the Owner may terminate this Agreement upon not less than seven days’ written notice to the Manager for the Owner’s convenience and without cause (the “Termination Notice”); provided, further that notwithstanding the foregoing, prior to Owner sending Manager the Termination Notice, Owner shall send Manager a letter identifying any areas of concern or dissatisfaction relating to the Manager’s performance or the Project and Manager shall then have 14 days to address Owner’s areas of concern or dissatisfaction and if upon the expiration of such 14 day time period Manager has been unable to adequately address Owner’s areas of concern or dissatisfaction as determined in Owner’s sole and absolute discretion, then Owner shall have the right, but not the obligation, to send Manager the Termination Notice.

6.2.  Compensation Upon Termination.

In the event of termination of this Agreement pursuant to Section 6.1 above, the Owner shall pay to the Manager an amount equal to the fee payable to the Manager under Section 5.2 hereof as of the date of termination. The Owner shall have the right to replace the Manager or any of its Affiliates as the general contactor, sales agent, consultant or in such other capacity under the applicable contract with Owner without providing Manager with a right to terminate this Agreement and the Manager shall be obligated to continue its duties under this Agreement.

6.3.  Deliverables Upon Termination.

Upon termination of this Agreement for any reason, the Manager shall promptly deliver the following to the Owner or the Owner’s appointed agent or designee:

(a)  A final accounting, reflecting the balance of income and expenses for the Real Property or the Project and the Owner as of the date of termination, including all costs and expenses incurred in connection with entitlements, development and construction of each phase of the Project;

(b)  Any balance of monies of the Owner held by the Manager with respect to the Real Property or the Project or the business or the affairs of the Owner; and

(c)  All written data and materials belonging to the Owner and other papers or documents that pertain to the business or affairs of the Owner and the Real Property or the Project.

Section 7.  Independent Contractor.

In performing its services hereunder, the Manager shall be an independent contractor and not an employee or agent of the Owner, the Joint Venture or any Member.

Section 8.  The Ownership of Information and Materials.

The Manager shall, upon completion of the Manager’s services or any earlier termination of this Agreement, deliver to the Owner all books and records and written financial or accounting data and information prepared by, or supplied to the Manager by the Owner or the Owner’s contractors or agents, which information shall at all times be the property of the Owner. The Manager shall also be required to deliver to the Owner any drawings, plans, books, record, contracts, agreements and or other documents and writings in its possession developed or obtained in performing its services hereunder.

Section 9.  Limitation on Authority of Manager.

(a)  The Manager shall have no right or authority, express or implied, to commit or otherwise obligate the Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Owner (provided such authorization complies with the requirements of this Agreement).

(b)  The Manager is on notice that certain provisions of the Joint Venture Agreement provide that the express approval of the Executive Committee (as defined in the Joint Venture Agreement) is required for Major Decisions set forth in Sections 7.01(a) of the Joint Venture Agreement and for the Budget and Operating Plan. Notwithstanding anything herein to the contrary, no action shall be taken, sum expended, decision made or obligation incurred by the Manager with respect to any matter constituting a Major Decision or the Budget and Operating Plan without obtaining such consent as required by the Joint Venture Agreement.

Section 10.  Amendment of Agreement.

This Agreement may be amended only in writing, in whole or in part, at any time only by the approval of the Owner and the Manager. No provision of this Agreement may be waived except by a writing signed by the party to be charged therewith.

Section 11.  Licenses.

The Manager shall, at its own expense, qualify to do business and obtain and maintain such licenses, which are personal to Manager, as may be required for the performance by the Manager of its services hereunder. TRC represents and warrants that it has obtained and will maintain its broker’s license and general contractor’s licenses during the term of this Agreement. TRC acknowledges that it will be the only entity performing such duties or functions that require either a broker’s license or a general contractor’s license. The Administrative Member will not perform any duties or functions that require either a broker’s license or a general contractor’s license and the Owner agrees that it will not require the Administrative Member to perform such duties or functions that require either a broker’s license or a general contractor’s license.

Section 12.  Assignment and Subcontracts.

This Agreement is in the nature of a personal services contract, and Manager acknowledges that Owner is relying on the personal knowledge, experience, ability, expertise and skill of Manager to perform the obligations required by this Agreement. The Agreement is personal to the Manager and, except as provided herein, the Manager shall have no right, power or authority to assign this Agreement, or any portion hereof or any monies due or to become due hereunder, or to delegate any duties or obligations arising hereunder, either voluntarily, involuntarily or by operation of law, without the prior written approval of the Owner, which may by withheld in Owner’s sole discretion. Any subcontract of the Manager’s obligations or any part thereof shall not be construed to make the Owner a party to such subcontract or to expose the Owner to any claims or liabilities arising thereunder. No other delegation of duties to or subcontract with any other third party shall be permitted without the approval of the Owner. Owner may assign this Agreement to a lender providing financing for the Project or to an affiliate of Owner or to a purchaser of the Project who assumes Owner’s rights and obligations under this Agreement.

Section 13.  No Partnership.

Nothing herein shall constitute or be construed to be or create a partnership or joint venture between the Owner and the Manager.

Section 14.  Notices.

All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand with signed delivery receipt requested, (b) sent by facsimile (with receipt confirmed), provided a copy is mailed on the same day by registered mail, return receipt requested, or (c) received by the addressee, if sent by U.S. Mail or Express Mail, Federal Express or other express delivery service (receipt requested), in each case, to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other):

If to the Owner:

Larkspur Land 8 Owner, LLC

c/o Westbrook Partners

3300 PGA Boulevard

Suite 820

Palm Beach Gardens, Florida 33410

Attention: General Counsel

Facsimile: (561) 422-4672

with copies to:

Westbrook Partners

645 Madison Avenue

18th Floor

New York, New York 10022

Attention: Kashif Z. Sheikh, Esq.

Facsimile: (212) 849-8801

Westbrook Partners

645 Madison Avenue

18th Floor

New York, New York 10022

Attention: Marcus L. Scroggins

Facsimile.: (212) 849-8801

SunBrook Partners

4553 Glencoe Avenue, Suite 155

Marina del Rey, California 90292

Attention: Jason Glasgow

Facsimile: (310) 432-2731

If to the Manager:

TNHC Realty and Construction, Inc.

95 Enterprise, Suite 325

Aliso Viejo, California 92656

Attention: Wayne Stelmar and Tom Redwitz

Telecopy No.: (949) 382-7801

A notice sent to TRC in compliance with the provisions of this Section 14 shall be deemed to be a notice to Administrative Member given on the date of receipt by TRC. A notice sent by Manager in compliance with the provisions of this Section 14 shall be deemed to be a notice sent by Administrative Member and TRC on the same date.

Section 15.  Entire Agreement.

This Agreement, together with any Exhibits referred to herein, each of which is hereby incorporated in this Agreement and made a part hereof, embodies the entire agreement and understanding among the parties hereto relating to the Project and the obligations of the parties hereto and supersedes all prior agreements and understandings among them with respect thereto.

Section 16.  Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

Section 17.  Severability.

If any provision of this Agreement is held to be invalid, as applied to any fact or circumstance, such invalidity shall not affect the validity of any other provision hereof or the validity of such provision as applied to any other fact or circumstance.

Section 18.  Captions.

All captions contained in this Agreement are for convenience of reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provision of this Agreement.

Section 19.  Binding Effect.

Except as herein otherwise provided, this Agreement shall be binding upon, and inure to the benefit of, the Owner and the Manager and their respective successors and assigns. No provision of this Agreement shall be applied for the benefit of, or be enforceable by, any Person who is not a party to, or authorized assignee of, this Agreement.

Section 20.  Counterparts.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute the same instrument.

Section 21.  Joint and Several Liability.

TRC and the Administrative Member shall be jointly and severally liable for the obligations of Manager under this Agreement; provided, however that TRC shall be solely liable for such obligations requiring either a broker’s license or a general contractor’s license.

[SIGNATURE PAGES ATTACHED]

IN WITNESS WHEREOF, the Owner and the Manager hereto have executed this Agreement as of the date above written.

THE OWNER:

LARKSPUR LAND 8 OWNER, LLC
a Delaware limited liability company

By:
Name:	Diego Rico
Title:	Vice President

[Signature(s) continue on following page]

[Signature Page to Development Management Agreement]

THE MANAGER:

TNHC REALTY AND CONSTRUCTION, INC.,
a Delaware corporation

By:
Name:	Wayne J. Steinar
Title:	Chief Financial Officer

THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:	Mark K. Kawanami
Title:	Vice President

[End of signature(s)]

[Signature Page to Development Management Agreement]

THE MANAGER:

TNHC REALTY AND CONSTRUCTION, INC.,
a Delaware corporation

By:
Name:
Title:

THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC,
a Delaware limited liability company

By:
Name:	Kevin S. Casson
Title:	President

By:
Name:
Title:

[End of signature(s)]

[Signature Page to Development Management Agreement]

IN WITNESS WHEREOF, the Owner and the Manager hereto have executed this Agreement as of the date first above written.

THE OWNER:

LARKSPUR LAND 8 OWNER, LLC
a Delaware limited liability company

By:
Name:	Diego Rico
Its:	Vice President

[Signature(s) continue on following page]

[Signature Page to Development Management Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

PARCEL ONE:

BEGINNING AT A STAKE ON THE EASTERLY LINE OF THE RIGHT OF WAY OF THE NORTHWESTERN PACIFIC RAILROAD, WHICH POINT IF FURTHER DESCRIBED AS BEARING NORTH 12° 14’ 30” WEST 370.64 FEET FROM A FENCE POST ON THE CORNER COMMON TO THE ACRE PIECE OF THE NORTHWESTERN PACIFIC RAILROAD STATION AS THE SAME IS DESCRIBED IN A DEED RECORDED IN BOOK 184 OF DEEDS, AT PAGE 136, MARIN COUNTY RECORDS, AND THE LANDS OF COLEMAN-FORBES ESTATE, SAID BEARING AND DISTANCE BEING MEASURED ALONG AFORESAID EASTERLY LINE OF SAID RIGHT OF WAY; THENCE ALONG SAID EASTERLY LINE, NORTH 12° 14’ 30” WEST 583.94 FEET TO THE TRUE POINT OF BEGINNING; THENCE LEAVING SAID EASTERLY LINE AND RUNNING ALONG THE NORTHERLY BOUNDARY OF THE PARCEL DESCRIBED IN A DEED FROM INEZ NIVEN TO HAROLD REID, ET AL., AND RECORDED DECEMBER 31, 1965 IN BOOK 2013 OF OFFICIAL RECORDS, AT PAGE 170, MARIN COUNTY RECORDS, NORTH 73° 41’ 10” EAST 765.41 FEET AND THENCE NORTH 76° 09’ 22” WEST 311.31 FEET TO THE WESTERLY LINE OF THE LANDS DEEDED TO THE TAMALPAIS UNION HIGH SCHOOL DISTRICT BY A DEED RECORDED IN BOOK 422 OF OFFICIAL RECORDS, AT PAGE 218, MARIN COUNTY RECORDS, WHICH POINT ALSO LIES ON THE EASTERLY BOUNDARY OF PARCEL FIVE AS DESCRIBED IN THE DECREE OF FINAL DISTRIBUTION NO. 14511 OF THE ESTATE OF GEORGE NIVEN, DECEASED, RECORDED JUNE 1, 1965, MARIN COUNTY RECORDS; THENCE LEAVING SAID NORTHERLY BOUNDARY AND RUNNING ALONG SAID EASTERLY BOUNDARY OF SAID PARCEL FIVE, NORTH 3° 11’ 00” WEST (CALLED NORTH 0° 34’ 57” WEST IN SAID DEED TO REID, 2013 O.R. 170) 198.392 FEET TO A POINT WHICH BEARS SOUTH 3° 11’ 00” EAST 74.463 FEET FROM TIDE LAND STATION 119, AS REFERRED TO IN A DEED TO JOSEPH VARSI, ET UX., RECORDED IN BOOK 190 OF OFFICIAL RECORDS, AT PAGE 310, MARIN COUNTY RECORDS; THENCE LEAVING SAID EASTERLY BOUNDARY OF SAID PARCEL FIVE AND RUNNING ALONG THE EASTERLY, NORTHERLY AND WESTERLY BOUNDARIES OF PARCEL FOUR OF SAID DECREE OF FINAL DISTRIBUTION NO. 14511 THE FOLLOWING COURSES AND DISTANCES; NORTH 3° 11’ 00” WEST 74.463 FEET TO SAID TIDE LAND STATION 119; THENCE NORTH 3° 11’ 00” WEST 95.90 FEET; THENCE NORTH 2° 05’ 00” EAST 248.55 FEET TO A POINT ON THE SOUTHERLY LINE OF A RIGHT OF WAY 60 FEET IN WIDTH AND PRESENTLY CALLED “DOHERTY DRIVE”; THENCE ALONG SAID SOUTHERLY LINE OF SAID “DOHERTY DRIVE” NORTH 87° 55’ 00” WEST 688.51 FEET AND THENCE NORTH 89° 58’ 00” WEST 19.70 FEET TO A POINT THAT BEARS NORTH 19° 45’ 00” WEST 10.76 FEET FROM STATION 96

OF THE FINAL AND OFFICIAL SURVEY OF THE RANCHO PUNTA DE QUENTIN; THENCE CONTINUING ALONG SAID SOUTHERLY LINE, DUE WEST 184.717 FEET; THENCE LEAVING SAID SOUTHERLY LINE, SOUTH 2° 05’ 00” WEST 214.825 FEET TO THE WESTERLY BOUNDARY OF LANDS CONVEYED TO GEORGE NIVEN, ET AL., BY DEED RECORDED IN BOOK 336 OF OFFICIAL RECORDS, AT PAGE 380, MARIN COUNTY RECORDS; THENCE ALONG SAID WESTERLY BOUNDARY (336 O.R. 380) SOUTH 39° 57’ 00” EAST 128.715 FEET AND THENCE SOUTH 49° 09’ 00” EAST 126.60 FEET TO THE SOUTHEASTERLY CORNER OF THE LANDS CONVEYED TO R.C. DOHERTY BY DEED RECORDED IN BOOK 115 OF OFFICIAL RECORDS, AT PAGE 353, MARIN COUNTY RECORDS, FROM WHICH POINT A 2” X 2” STAKE BEARS NORTH 49° 16’ 00” WEST 34.48 FEET AND SOUTH 76° 26’ 00” WEST 2.34 FEET; THENCE LEAVING SAID WESTERLY BOUNDARY (336 O.R. 380), AND ALSO LEAVING SAID BOUNDARIES OF SAID PARCEL FOUR AND RUNNING ALONG THE NORTHERLY AND WESTERLY BOUNDARY OF PARCEL THREE OF SAID DECREE OF FINAL DISTRIBUTION NO. 14511 THE FOLLOWING COURSES AND DISTANCES; SOUTH 76° 26’ 00” WEST 408.12 FEET TO A POINT THAT LIES 10.00 FEET EASTERLY OF (MEASURED AT RIGHT ANGLES) SAID EASTERLY RIGHT OF WAY OF THE NORTHWESTERN PACIFIC RAILROAD AND FROM WHICH A 2” X 2” STAKE BEARS NORTH 12° 14’ 30” WEST 28.00 FEET AND SOUTH 76° 26’ 00” WEST 3.60 FEET; THENCE SOUTH 12° 14’ 30” EAST PARALLEL TO AND 10.00 FEET EASTERLY OF (MEASURED AT RIGHT ANGLES) SAID EASTERLY LINE OF SAID RIGHT OF WAY 326.23 FEET; THENCE SOUTH 77° 45’ 30” WEST 10.00 FEET TO A POINT ON SAID EASTERLY LINE OF SAID RIGHT OF WAY FROM WHICH THE NORTHWESTERLY CORNER OF THE LANDS CONVEYED BY UNION TRUST COMPANY, ET AL., TO JAMES NIVEN BY DEED RECORDED IN BOOK 13 OF OFFICIAL RECORDS, AT PAGE 146, MARIN COUNTY RECORDS, BEARS NORTH 12° 14’ 30” EAST 326.00 FEET ALONG SAID EASTERLY LINE OF SAID RIGHT OF WAY AND THENCE ALONG SAID EASTERLY LINE OF SAID RIGHT OF WAY, SOUTH 12° 14’ 30” WEST 89.63 FEET TO THE SOUTHWEST CORNER OF SAID PARCEL THREE, FROM WHICH POINT A 2” X 2” STAKE BEARS NORTH 71° 30’ 00” EAST 6.40 FEET; THENCE LEAVING SAID BOUNDARIES OF SAID PARCEL THREE AND RUNNING ALONG THE COMMON BOUNDARY OF SAID EASTERLY RIGHT OF WAY OF THE NORTHWESTERN PACIFIC RAILROAD AND PARCEL SIX, PART A, OF SAID DECREE OF FINAL DISTRIBUTION NO. 14511, SOUTH 12° 14’ 30” WEST 79.14 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION CONVEYED IN THE QUITCLAIM DEED EXECUTED BY INEZ NIVEN, ET AL., TO NELLIE DOHERTY, RECORDED DECEMBER 31, 1970 IN BOOK 2426 OF OFFICIAL RECORDS, AT PAGE 525, MARIN COUNTY RECORDS.

ALSO EXCEPTING THEREFROM THAT PORTION THEREOF DESCRIBED IN THE DEED FROM INEZ NIVEN, ET AL., TO THE CITY OF LARKSPUR, RECORDED DECEMBER 22, 1969 IN BOOK 2346 OF OFFICIAL RECORDS, AT PAGE 277, MARIN COUNTY RECORDS.

ALSO EXCEPTING THEREFROM PARCELS ONE AND TWO AS SHOWN UPON PARCEL MAP ENTITLED, “LANDS OF IRVING GROUP, LLC, LARKSPUR, AS DESCRIBED IN DOCUMENT NO. 89-045986, MARIN COUNTY RECORDS”, FILED FOR RECORD JANUARY 5, 1996 IN BOOK 25 OF PARCEL MAPS, AT PAGE 97, MARIN COUNTY RECORDS.

PARCEL TWO:

THAT CERTAIN REAL PROPERTY LYING SOUTHEASTERLY OF THE COURSES DELINEATED AS NORTH 73° 24’ 30” EAST 257.912 FEET AND NORTH 75° 11’ 25” EAST 116.012 FEET AND NORTHEASTERLY OF THE COURSE DELINEATED AS NORTH 32° 12’ 20” WEST 242.93 FEET ON THAT CERTAIN MAP ENTITLED, “RECORD OF SURVEY OF A PORTION OF LANDS OF DOHERTY AND NIVEN”, LARKSPUR, MARIN COUNTY, CALIFORNIA, FILED FOR RECORD IN BOOK 9 OF OFFICIAL SURVEYS, AT PAGE 66, MARIN COUNTY RECORDS.

PARCEL THREE:

NON-EXCLUSIVE EASEMENT OR RIGHT TO USE OF DRAINAGE DITCH, AS DESCRIBED IN THE INSTRUMENT ENTITLED, “GRANT OF DRAINAGE EASEMENT” EXECUTED BY NELLIE DOHERTY TO INEZ NIVEN, ET AL., RECORDED DECEMBER 31, 1970 IN BOOK 2426 OF OFFICIAL RECORDS, AT PAGE 521, MARIN COUNTY RECORDS.

EXHIBIT B

REQUIRED LAND USE APPROVALS

The Manager shall comply with and shall maintain in full force and effect any and all governmental, regulatory and private permits, approvals, agreements, regulations and restrictions required for the Project, including the following:

1.	Central Larkspur Specific Plan (including General Plan Amendment) approved September 20, 2006 by Larkspur City Council Resolution No. 46/06 (“CLASP”),
2.	CLASP Environmental Impact Report SCH #2001112092 certified September 20, 2006 by Larkspur City Council Resolution No. 46/06 (“EIR”),
3.	Preliminary Development Plan for CLASP Subarea 3, the Rose Garden Project (including Affordable Housing Alternative Equivalent Action Plan) approved July 16, 2008 by Larkspur City Council Resolution Ordinance No. 962 (“Preliminary Development Plan”),
4.	Mitigated Negative Declaration for the Preliminary Development Plan approved July 16, 2008 by Larkspur City Council Ordinance No. 962 (“Mitigated Negative Declaration”),
5.	Two (2) California Environmental Quality Act Addenda to the EIR and Mitigated Negative Declaration adopted January 20, 2010 by Larkspur City Council Resolution No. 04/10 (“CEQA Addenda”),
6.	Statement of Overriding Considerations for the Preliminary Development Plan adopted January 20, 2010 by Larkspur City Council Resolution No. 04/10 (“Statement of Overriding Considerations”),
7.	Preliminary Development Plan Amendment/Exceptions approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Preliminary Development Plan Amendment”),
8.	Precise Development Plan for CLASP Subarea 3, the Rose Garden Project (including Excavation and Fill Permit) approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Precise Development Plan”),
9.	Tentative Map approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Tentative Map”),
10.	Design Review approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Design Review”),
11.	Use Permit for Senior Housing approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Senior Housing Use Permit”),
12.	Circulation Assessment Permit approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Circulation Assessment Permit”),
13.	Archeological Investigation Permit approved February 17, 2010 by Larkspur City Council Ordinance No. 972 (“Archeological Investigation Permit”),

14.	Phase I Environmental Site Assessment and Initial Phase II Assessment dated October 8, 1998, prepared by Harza Engineering Company (“Phase I”),
15.	Draft Phase I Environmental Site Assessment dated May 6, 2011, prepared by ENGEO for The New Home Company (“Draft Phase I”),
16.	Health-Based Risk Assessment for Niven Nursery dated February 5, 2002, prepared by ENVIRON Corporation (“Health Risk Assessment”),
17.	California Department of Fish and Game 1602 Streambed Alteration Agreement No. 1600-2008-0235-3 obtained by Ross Valley Sanitary District (“1602 Permit”),
18.	Treatment Plan Agreement dated March 24, 2009 between the Federated Indians of Graton Rancheria, the City of Larkspur and Larkspur Housing Partners, LLC (“Treatment Plan”),
19.	Final Removal Action Workplan dated September 2009, prepared by ENVIRON for Larkspur Housing Partners, LLC (“RAW”),
20.	Final Removal Action Implementation Plan dated October 14, 2009, prepared by ENVIRON for Larkspur Housing Partners, LLC (“FRAIP”),
21.	Development Agreement, and
22.	LHP Settlement Agreement.

The Manager shall use diligent efforts to obtain and shall comply with and maintain the following permits, approvals, agreements, restrictions and regulations, not limited to the:

1.	Demolition Permit,
2.	Rough Grading Permit,
3.	Final Subdivision Map,
4.	Section 404 Nationwide Permit from the United States Army Corps of Engineers issued to the Ross Valley Sanitation District for the installation and relocation of sewer pipelines along Larkspur Creek (“404 Permit”),
5.	Extension of 1602 Permit to December 31, 2012,
6.	Bay Area Air Quality Management District (BAAQMD) Permit,
7.	Larkspur Creek Restoration Plans (including the Final Native Plan Restoration Plan, Final Larkspur Creek Habitat Restoration Plan and Upland Habitat Buffer Plan),
8.	Heritage Tree Removal Permit,
9.	Department of Toxic Substances Control (DTSC) Voluntary Cleanup Agreement,
10.	Site Mitigation Programs (including Amendment of RAW and Implementation Plan for removal of contaminated soil, Construction Management Plan/Implementation Plan, Archeological Monitoring Contract, Tribal Monitor Hazardous Materials Training, Contract and Survey Compliance with the Migratory Bird Treaty Act and Arborist Monitoring Contract for Tree Removal),
11.	NAHB Survey,
12.	Waste Management Plan,
13.	Traffic Control Plan,

14.	Revised Rough Grading and Surcharge Plans,
15.	Archeological Subsurface Testing Program,
16.	Siphon Replacement Project Construction and Financing Agreement with the Ross Valley Sanitary District,
17.	Larkspur Isle HOA Doherty Drive Boardwalk Realignment Agreement,
18.	Larkspur School District Doherty Drive Boardwalk Realignment Agreement,
19.	City of Larkspur Affordable Housing Agreements,
20.	Assignment of Treatment Plan,
21.	CC&R’s,
22.	Landscape Plan,
23.	Subdivision Improvement Plan,
24.	Subdivision Improvement Agreement,
25.	Fire Hydrant Installation Plans,
26.	Street name approval,
27.	Erosion Control Plan,
28.	Geotechnical reports,
29.	Acoustical evaluation,
30.	Health and Safety Plan for CLASP Subarea 3, and
31.	Hazardous Materials Remediation Plans.

EXHIBIT C

INSURANCE PROVISIONS

PROJECT	INSURANCE REQUIREMENTS AND MINIMUM CONTRACTOR

INSURANCE REQUIREMENTS

1.

Owner shall purchase and maintain as a project cost the following insurance policies and required coverages with at least the following minimum limits during the term of this Agreement and, as provided herein:

a.	All Risk Property and Builders Risk insurance with the following limits and coverages:

i.

One hundred percent (100%) of the full replacement costs of the work, including, but not limited to, all improvements to the Property performed by TRC, and without any co-insurance requirements or penalties. Such insurance shall have deductibles no greater than $50,000 per occurrence. During the course of construction such insurance shall include full value coverage for transit, off-site storage, vandalism, loss or damage due to strike, riot & civil commotion, Professional Fees, Advance Claim Payment, Mysterious Disappearance and such other coverages as are standard and customarily found in broad form Builders Risk policies. Other than as specifically set forth in the Agreement to which these Insurance Requirements are attached, TRC shall be responsible for all deductibles and SIR during the course of construction. All Builders’ Risk losses will be adjusted with and payable to Owner or its designee for the benefit of all parties as their interests may appear. Owner shall not settle a Builder’s Risk insurance claim in which TRC has submitted costs (in its name and/or on behalf of subcontractors and/or suppliers) without TRC’s prior approval, which shall not be unreasonably withheld. Owner shall not be responsible for loss or damage to, for or obtaining and/or maintaining in force insurance on temporary structures, construction equipment, tools or personal effects, owned by or rented to or in the care, custody, and control of Contractor or any Subcontractor. Loss, if any payable under the Builders Risk Policy, shall be adjusted with Owner and TRC and made payable to Owner, Owner’s lender per any loan requirements, TRC and TRC as trustees for all contractors.

2.

Owner shall purchase and maintain or cause to be purchased and maintained on behalf of the Joint Venture, and as a project cost, general liability and umbrella insurance covering the project land until such time as the premises liability exposure is covered through the OCIP policy as referenced in Section 4 below.

3.

Owner shall purchase and maintain or the Joint Venture at Owner’s request shall purchase and maintain Pollution Legal Liability insurance with a minimum limit of $10,000,000 Per Occurrence and $35,000,000 in the aggregate providing coverage for preexisting and new pollution conditions that may result in third party bodily injury, property damage or first party clean up. Such coverage shall be extended to include coverage for pollution conditions arising in transit or off site. Such insurance may be satisfied by a blanket policy.

4.	TRC shall purchase and maintain and cause all additional contractors and subcontractors to purchase and maintain the following insurance:

a.	TRC shall maintain and shall cause all subcontractors to maintain in effect at all times and at its own expense the following lines of insurance at the sole cost to TRC and/or subcontractor;

i.

Workers Compensation: Statutory workers’ compensation for all employees of TRC and Subcontractors with maximum available limits together with Employers’ liability coverage of at least one million dollars ($1,000,000) each accident for bodily injury by accident, one million dollars ($1,000,000) policy limit for bodily injury by disease including death at any time resulting therefrom, and One Million Dollars ($1,000,000) each employee for bodily injury by disease including death at any time resulting therefrom (including “insurers’” waiver of subrogation rights in favor of Contractor);

ii.

Off Site Commercial General Liability: With limits of not less than One Million Dollars ($1,000,000) per occurrence, $2,000,000 general aggregate limits, or limits carried, whichever is greater, for bodily injury, property damage and personal injury liability on a per project basis (except as otherwise noted), including but not limited to: (1) Premises-Operations Coverage; (2) Products and Completed Operations that:

1.

Affording thirty (30) days written notice to Owner, the Joint Venture, SunBrook Partners, Inc., MFCI8 Larkspur Land, LLC, The New Home Company Northern California, LLC, The New Home Company, LLC, Westbrook Real Estate Fund VIII, L.P., Westbrook Real Estate Co-Investment Partnership VIII, L.P., and each entity’s officers, directors, partners, members, employees and agents (collectively, the “Additional Insureds”) prior to cancellation, non-renewal or amendment (excepting amendments naming additional insureds); and

2.

Endorsing that such insurance policy as primary as respects the Additional Insureds, and any claim, loss, or liability arising from the insureds operation, and that any other insurance maintained by the Additional Insureds is excess and non-contributing with the insurance required hereunder.

3.	Contractor or any contractors or subcontractors shall be responsible for their own tools and equipment and all associated property insurance.

iii.

Business/Automobile: Business automobile liability covering liability arising out of any auto (including owned, hired, leased and non-owned vehicles, trucks and trailers) with limits of not less than $1,000.000 combined single limit each accident, or limits carried, whichever is greater. The business automobile liability insurance shall be written on the most recent edition of ISO for CA 00 01 or equivalent, and shall include contractual liability coverage and additional insured status for Owner.

iv.

Professional Liability Insurance: For all professional design or engineering services for the Project, whether provided by professionals on TRC’s staff or by independent parties under consulting agreements with Owner or such independent parties must secure, acquire and maintain, or cause to be secured, acquired and maintained, Professional Liability insurance in limits not less than $1,000,000 covering the professional services performed in connection with the Project and continuing in force by renewal or extended reporting provision for not less than three years after completion of the Project. This coverage form shall be “claims made” form. The policy shall not contain any exclusions or restrictions for residential development or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement.

v.

Contractor Pollution Legal Liability Coverage: TRC must obtain Contractor’s Pollution Liability or equivalent coverage covering TRC and all subcontractors in an amount not less than $1,000,000 per pollution incident and $1,000,000 per project aggregate terms satisfactory to the Company, including additional insured status for ownership entities where available.

5.

Owner shall purchase and maintain as a project cost (to the extent included in the Project Budget) a Owner’s Controlled Insurance Program (“wrap-up policy”) for the benefit of Owner, TRC and Subcontractors (when enrolled) with at least the following minimum coverages during the term of this Agreement and, as provided herein, thereafter.

i.

Commercial General Liability Insurance, including coverage for bodily injury (including coverage for death, mental anguish), Premises-Operations (on-site), Independent Contractors’ Protective, Products-Completed Operations, Blanket Contractual Liability, Personal Injury and Broad form Property Damage (including coverage for Explosion, Collapse and Underground hazards), and including

Cross Liability and Severability of Interests, endorsements, coverage for Subsidence with Defense Outside of the limits of insurance with the following minimum limits:

1.	$25,000,000 Each Occurrence;
2.	$25,000,000 General Aggregate;
3.	$25,000,000 Personal and Advertising Injury;
4.	$25,000,000 Products-Completed Operations Aggregate;

ii.	Such policy shall provide coverage on a per occurrence basis and be endorsed to have the General Aggregate apply on a per location/ per project basis with the aggregate limit reinstated annually. Products and Completed Operations insurance shall be maintained for a minimum period equal to the greater of (i) the period under which a claim can be asserted under the applicable statutes of limitations and/or repose or (ii) ten (10) years after Substantial Completion of the Work. The Contractual Liability Insurance shall include coverage sufficient to meet the indemnity obligations in this agreement.

b.	The liability policies shall not contain any exclusions or restrictions for residential development or construction, or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement.

c.	The foregoing primary and excess liability insurance limits may be satisfied by a different combination of primary and excess policies, so long as each specified insurance limit is at least $25,000,000 per occurrence and $25,000,000 in the aggregate and the total combined primary and excess limits are equal to or exceed the total primary and excess limits specified in this subparagraph (a) and the aggregate limits are reinstated annually per subparagraph (c).

6.	TRC hereby waives, and shall cause all of its Subcontractors, sub-subcontractors, agents and employees, to waive all causes of action or claims they may have against Owner to the extent such claims or causes of action are covered by any insurance required to be carried by Manager hereunder. TRC shall have all such policies appropriately endorsed with Waiver of Subrogation endorsements, to the extent such endorsements are available on commercially reasonable terms.

7.	Any insurance limits required herein are minimum limits only and not intended to restrict the liability imposed on any person or entity for work performed in connection with this Agreement.

8.	All such insurance shall be with a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, having a rating of A-VIII or better by AM Best, such insurance as will protect Owner from claims set forth above which may arise out of or result from the operations under this Agreement and for which TRC may be legally liable, whether such operations be by TRC or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

9.	Where applicable Owner and such other persons and entities as may from time to time be designated by TRC in writing, shall be added as Named Insured’s under the Commercial General Liability Insurance and umbrella form excess insurance, including the Additional Insureds named in this Exhibit.